exhibit 99(a)
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the U.S. Securities Exchange Act of 1934, as amended, each of the undersigned hereby consents and agrees to the joint filing of a Statement on Schedule 13D (including all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of New Horizons Worldwide, Inc., a Delaware corporation, and that this Joint Filing Agreement may be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts, all of which together will constitute one and the same instrument. Each of the undersigned acknowledges that he or it will be responsible for the timely filing of all statements on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but will not be responsible for the completeness and accuracy of the information concerning any of the other undersigned, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 5, 2007.

	ATMF New Horizons, LLC		NH Investment LLC

By:	/s/ Arnold M. Jacob	By:	/s/ Justin G. Klimko

	Arnold M. Jacob, Member		Justin G. Klimko, Attorney-in-Fact

NH Manager, Inc.

By:	/s/ Justin G. Klimko		/s/ Arnold M. Jacob

	Justin G. Klimko, Attorney-in-Fact		Arnold M. Jacob

Robert H. Orley

By:	/s/ Justin G. Klimko

Justin G. Klimko, Attorney-in-Fact